Exhibit 10.13

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

GUARANTY

This Guaranty is entered into between INMOBILIARIA IAMSA, S.A., de C.V. (hereinafter “IAMSA” or “Landlord”) and Outset Medical Inc. (hereinafter “Guarantor”) regarding the following:

A. On or about May 6th, 2020; IAMSA, as Lessor/Landlord and Baja Fur S.A. de C.V. (Tenant) entered into a lease agreement (the Lease) for those certain premises (the Premises) located at Vie Verte Business Center in the City of Tijuana, Mexico.

B. This Guaranty incorporates by reference the terms of the Lease, a copy of which is attached hereto as Exhibit A.

C. IAMSA would not have entered into the Lease with Tenant without this Guaranty and the express promise by Guarantor to fulfill the obligations stated in this Guaranty.

D. If Guarantor merges with, is acquired by, or sells and/or disposes of more than 50% (fifty percent) of its assets to another company, Guarantor agrees to provide written notice to Landlord thereof, and any such merger, acquisition, or sale shall be conditioned upon the inclusion of a written provision whereby the surviving entity/entities, Parent Company of the surviving entity/entities, or Holding Company of the surviving entity/entities assumes all of Guarantor’s obligations under this Guarantee.

E. In consideration for IAMSA entering into the Lease with Tenant, Guarantor does hereby unconditionally guaranty to IAMSA, as Landlord, the following:

1. Guaranty of Payments and Performance. Guarantor agrees to make all payments and fulfill all covenants of Tenant under the Lease, including, but not limited to, Tenant’s obligation to pay: (a) rent; (b) insurance reimbursements; (c) additional rent; (d) common area charges; (e) late fees; (f) interest and penalties; and (g) any other costs or charges including reasonable attorneys’ fees and costs incurred by Landlord in connection with Tenant’s default under the Lease and any reasonable costs incurred by Landlord for restoration or remediation in the event of any environmental damage or contamination of the Leased Property (as such term is defined in the Lease). This agreement applies whether or not Tenant is in possession of the Premises.

2. Timing of Payments and Security Therefor. Guarantor shall faithfully perform and fulfill all terms, covenants, conditions, provisions and agreements to be performed by Tenant under the Lease. Guarantor agrees to pay any amount due within [***] days of the date of written demand by Landlord. In addition, Guarantor shall, within [***] days of the date of Landlord’s written demand, pay to Landlord any and all damages and expenses that may arise as a consequence of any default by Tenant under or pursuant to the Lease, including but not limited to all reasonable attorneys’ fees and costs advanced by Landlord, and any and all reasonable fees and costs associated with the repair and return of the Premises to the condition in which they were originally delivered to Tenant, normal wear and tear expected, or, at Landlord’s option, to a finished occupiable shell condition. As security for Guarantor’s obligations hereunder, during the five year term of the Lease, Guarantor will provide Landlord with a Letter of Credit (“LC”) in an amount equal to the outstanding Lease Obligations (“Lease Obligations” means rent, maintenance fees,

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

property taxes, insurance, VAT, etc.) due according to the Lease pursuant to the following terms and conditions:

i. In the event that the term of the LC is one year, it must be renewed annually and delivered to the Lessor at least one month prior to each anniversary of the Lease; and

ii. Each LC must be in an amount sufficient to pay the Lease Obligations for the remaining term of the Lease as of the date each LC is issued.

iii. Each LC shall be issued on terms that will permit Landlord to obtain payment for the amount(s) due pursuant to this Guarantee in the event of a default by Tenant that is not cured by Guarantor after the expiration of [***] days from the date of Landlord’s written demand to Guarantor.

3. Guaranty Not Diminished. This Guaranty shall remain and continue in full force and effect and the obligations and liabilities of Guarantor hereunder shall in no way be affected, modified, diminished (other than indefeasible payment and performance in full of all rents and other payments due and payable by Tenant under the Lease) or discharged in whole or in part notwithstanding (whether prior or subsequent to the execution hereof) by reason of: (a) any assignment, sublease, renewal, modification, amendment or extension of the Lease; (b) any modification, alteration or waiver of or change in any of the terms, covenants, conditions, provisions, or agreements of the Lease; (c) any extension of time that may be granted by Landlord to Tenant; (d) any consent, release, indulgence or other action, inaction or omission under or in respect of the Lease; (e) any unilateral action of either Landlord or Tenant; or, (f) the dissolution, bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit or creditors, receivership, trusteeship or similar proceeding or event affecting Tenant, or (g) any other dealings or transactions occurring between Landlord and Tenant including, without limitation, any adjustments, compromises, settlements, accord and satisfactions, or releases, or any bankruptcy, insolvency, reorganization, arrangement, assignment for benefit of creditors, receivership, or trusteeship affecting Tenant. Guarantor hereby agrees that the liability of Guarantor shall be based upon the obligations of Tenant as set forth in the Lease, as altered, renewed, extended, modified, amended or assigned.

4. Unconditional Terms/Enforceability. This Guaranty is an absolute and unconditional contract of payment and performance by Guarantor of all obligations arising under or pursuant to the Lease. The obligations of Guarantor are continuing and independent of the obligations of Tenant. This Guaranty shall be enforceable against the Guarantor with the understanding that [***] business days written notice of breach of obligations has been previously delivered to Guarantor. In addition, Landlord shall have the option to institute and prosecute a separate action or actions against the Guarantor, whether or not any action is first or subsequently brought against Tenant, or whether or not Tenant is joined in any such action. Guarantor may be joined in any action or proceeding commenced by Landlord against Tenant arising out of, in connection with, or based upon the Lease. Guarantor waives any right to require Landlord to proceed against Tenant or pursue any other remedy in Landlord’s power. Any sums recovered by Landlord, whether from Tenant or Guarantor, shall be credited against the outstanding obligations under the Lease, and this Guarantee and the obligations under this Guaranty shall be satisfied and extinguished to the extent of such payment.

10. Attorneys’ Fees and Costs. In addition to the amounts guaranteed under this agreement, Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses incurred by Landlord m enforcing this Guaranty in any action or proceeding arising out of, or relating to, this Guaranty.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11. Continuing Obligation. At any time within [***] days following written request by Landlord, Guarantor agrees to execute, acknowledge and deliver to Landlord a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications that it is in full force and effect as modified). Guarantor agrees that such a certificate may be relied on by anyone holding or proposing to acquire any interest in the Lease or the Leased Property from or through Landlord or by any mortgagee or lessor, or prospective mortgagee, lessor or purchaser.

12. Rights Cumulative. All of Landlord’s rights and remedies under the Lease and under this Guaranty are intended to be distinct, separate, and cumulative. No such rights and remedies are intended to be in exclusion or a waiver of any of the others. In the event that any other agreement is entered into by other persons or entities with respect to the Lease, this Guaranty shall be cumulative of any such agreement so that the liabilities of Guarantor hereunder shall be joint and several, and the liabilities of Guarantor hereunder shall in no event be affected or diminished by reason of any such other agreement.

13. Joinder of Parties. The obligations of Guarantors (if there are more than one Guarantor) are joint and several, and independent of the obligations of Tenant. Landlord who may bring and prosecute a separate action or actions against Guarantor(s), whether it brings an action against Tenant or joins Tenant in any action commenced. Guarantor(s) waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting their liability under this agreement or the enforcement of this agreement. Any payment by Tenant or other circumstances that operates to toll any statute of limitation as to Tenant shall also operate to toll the statute of limitations as to Guarantors.

14. Subordination. Any indebtedness of Tenant now or later held by Guarantor is subordinated to the indebtedness of Tenant to Landlord, and all indebtedness of Tenant to Guarantor, if Tenant so requests, shall be collected, enforced and received by Guarantor as trustees for Tenant and be paid over to Tenant on account of the indebtedness of Tenant to Landlord, without affecting or impairing in any manner the liability of Guarantor under the provisions of this Guaranty.

15. Capacity to Execute. Guarantor warrants and represents that it has the legal right and capacity to execute this Guaranty and that Guarantor has a direct financial interest in the Lease. Guarantor shall provide a resolution from its board of directors authorizing the execution of this Guarantee by the individual who executes this Guarantee on behalf of Guarantor.

16. Notices. Any notice given by any party under this Guaranty shall be emailed and personally delivered or sent by United States mail, postage prepaid, and addressed to Landlord or Guarantor at their respective addresses for notices indicated below. Guarantor and Landlord may change the place to which notices, requests, and other communications are to be sent to them by giving written notice of that change to the other.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

If to IAMSA:

Eduardo Mendoza Larios

Km 10.5 Carretera a San Luis.

Mexicali, B.C. Mexico

[***]

If to Guarantor:

Outset Medical, Inc.

Att: Martin Vazquez

1830 Bering Drive

San Jose, CA 95112

[***]

17. Timing of Execution. The execution of this Guaranty prior to execution of the Lease shall not invalidate this Guaranty or lessen the obligations of Guarantor hereunder.

18. Integration. This Guaranty is an integrated written agreement expressing the entire agreement between the parties and supersedes and replaces all prior agreements and understandings, whether oral or written, express or implied. This Guaranty shall constitute the entire agreement between the parties hereto. No amendment or waiver shall be binding or effective unless executed in writing by the parties to this Guaranty.

19. Arms Length/Opportunity to Consult With Attorney. The parties hereto represent that this Agreement was negotiated at arms-length, in good faith, and without any intent of harming any party to this Agreement, or any other person and/or entity. Guarantor acknowledges that it has had the opportunity to consult with an attorney prior to entering into and signing this Guaranty.

20. Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other paragraphs shall remain fully valid and enforceable.

21. Headings. Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

22. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or electronic signatures shall have the same force and effect as original signatures.

23. Singular and Plural. In all cases when there is but a single Tenant or single Guarantor, all words used in the plural shall be deemed to have been used in the singular if the context and construction so require; and when there is more than one Tenant, or when this Guaranty is executed by more than one Guarantor, the word “Tenant” and “Guarantor” respectively shall mean all and any one or more of them.

24. Choice of Law/Venue. This Guaranty is made pursuant to, and shall be governed by and construed in accordance with, the laws of the State of California, and Guarantor stipulates to submit any and all disputes which may arise under the Lease (and any modification or renewal thereof) or this Guaranty to the jurisdiction and venue of the United States District Court for the Southern District of California, or the Superior Court for the County of San Diego, San Diego Judicial District.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN THE WITNESS WHEREOF, the undersigned hereby signs and authorizes this Guaranty this 6th of May, 2020.

Landlord: INDUSTRIAS ASOCIADAS MAQUILADORAS, S.A., de C.V. Name: Eduardo Mendoza Larios Title: CFO	Guarantor: Outset Medical, Inc. Name: Martin Vazquez Title: COO

/s/ Eduardo Mendoza Larios	/s/ Martin Vazquez
Jun-30-2020	Jun-26-2020

Witness:	Witness: